UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported)
July 10, 2002

US Airways Group, Inc.
(Commission file number: 1-8444)

and

US Airways, Inc.
(Commission file number: 1-8442)

(Exact names of registrants as specified in their charters)

                   Delaware                              US Airways Group, Inc. 54-1194634
          (State of incorporation                   US Airways, Inc.            53-0218143
            of both registrants)                      (I.R.S. Employer Identification Nos.)

US Airways Group, Inc.
2345 Crystal Drive, Arlington, VA 22227
(Address of principal executive offices)
(703) 872-7000
(Registrant's telephone number, including area code)

US Airways, Inc.
2345 Crystal Drive, Arlington, VA 22227
(Address of principal executive offices)
(703) 872-7000
(Registrant's telephone number, including area code)

 Item 5.      Other Events

     On July 10, 2002, US Airways Group, Inc. (Company) and US Airways, Inc. issued a news release (see exhibit 99 below).

     Certain information contained in the attached news release should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 which is subject to a number of risks and uncertainties. The preparation of forward-looking statements requires the use of estimates of future revenues, expenses, activity levels and economic and market conditions, many of which are outside the Company's control. Specific factors that could cause actual results to differ materially from those set forth in the forward-looking statements include: costs related to the Company's compliance with governmental requirements imposed as a result of the September 11, 2001 terrorist attacks and the Company's response to the effect of such attacks; labor and competitive responses to the steps taken by the Company as a result of such attacks; demand for transportation in the markets in which the Company operates in light of such attacks; economic conditions; labor costs; financing costs; aviation fuel costs; competitive pressures on pricing (particularly from lower-cost competitors); weather conditions; government legislation and regulation; consumer perceptions of the Company's products; and other risks and uncertainties listed from time to time in the Company's reports to the United States Securities and Exchange Commission. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed. The Company assumes no obligation to update such estimates to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

Item 7.      Financial Statements and Exhibits

(c)   Exhibit

Designation                                                 Description
------------                                                    --------------

     99            News release dated July 10, 2002 of US Airways Group, Inc. and US Airways, Inc.

                                                                                SIGNATURES
                                                                                --------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

                                                                               US Airways Group, Inc. (REGISTRANT)

 Date: July 11, 2002                                             By:     /s/ Anita P. Beier
                                                                                 Anita P. Beier
                                                                                 Vice President and Controller
                                                                                 (Chief Accounting Officer)

                                                                               US Airways, Inc. (REGISTRANT)

Date: July 11, 2002                                             By:     /s/ Anita P. Beier
                                                                                 Anita P. Beier
                                                                                 Vice President and Controller
                                                                                 (Chief Accounting Officer)

(this space intentionally left blank)

Exhibit 99

US AIRWAYS GRANTED CONDITIONAL APPROVAL
OF FEDERAL LOAN GUARANTEE

     ARLINGTON, Va., July 10, 2002 -- US Airways President and Chief Executive Officer David Siegel said that the conditional approval today of a $900 million federal loan guarantee of a $1 billion loan by the Air Transportation Stabilization Board (ATSB) is recognition of the carrier's "relentless, focused and comprehensive efforts to restructure our airline by cleaning up our balance sheet and implementing a successful business plan."

     "Obtaining the conditional approval of this $1 billion loan is one of the cornerstones of our restructuring plan and when closed, upon our satisfying the ATSB's terms and conditions, should provide us with the necessary liquidity and cash resources as we restructure our airline," said Siegel. "We are moving to implement domestic and international codeshare agreements and to vastly expand our regional jet fleet, which along with some other scheduling and marketing initiatives, will improve our ability to generate more revenue. Those efforts, coupled with significant labor cost reductions and more affordable aircraft lease and supplier costs, are part of our comprehensive turnaround strategy."

     The ATSB loan guarantee program was enacted by Congress last September to provide financial stability to airlines impacted by the September 11 terrorist attacks. In the reporting periods since the September 11 attacks, the nation's seventh-largest airline has incurred net losses totaling $1.425 billion, much of it directly related to the post-September 11 drop in air travel, higher security costs, the prolonged closure of Washington's Ronald Reagan National Airport, and the disproportionate impact of the attacks on the airline's East Coast route network.

     Siegel said that the airline must now quickly and successfully conclude negotiations with labor unions and lessors, lenders and suppliers that satisfy the ATSB loan guarantee conditions in order to implement a voluntary restructuring

-more-

US AIRWAYS GRANTED CONDITIONAL APPROVAL
OF FEDERAL LOAN GUARANTEE
Page Two

July 10, 2002

plan that does not involve a Chapter 11 filing. The airline has implemented a strategic payment deferral program on aircraft that have either been grounded or might be eliminated from the fleet as part of a restructuring, and negotiations with those various financial parties continue. In addition, tentative agreements with several of the unions representing US Airways work groups have been reached, but agreements with all unions must be completed and ratified by the memberships.

     "Much has been accomplished in a very short period of time as we have worked to meet the very rigorous standards established by the ATSB, but now we must focus on completing the process quickly," said Siegel. "The support of elected officials, our corporate partners, airport officials and local community leaders has been a very big part of this process, and we are very appreciative of the literally thousands of individuals who have expressed their support for our loan guarantee application and our overall restructuring efforts. We are too important to the hundreds of communities that we serve to not successfully achieve this turnaround and our focus will remain on achieving a successful restructuring."

NUMBER: 4319